Exhibit 3.207.1

CERTIFICATE OF CONVERSION

TO

LIMITED LIABILITY COMPANY

OF

HPP HOTELS USA, INC.

TO

HPP HOTELS USA LLC

This Certificate of Conversion to Limited Liability Company, dated as of November 17, 2015, has been duly executed and is being filed by HPP Hotels USA, Inc., a Delaware corporation (the “Corporation”), to convert the Corporation to HPP Hotels USA LLC, a Delaware limited liability company (the “LLC”), under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) and the General Corporation Law of the State of Delaware (8 Del. C. § 101, et seq.).

1. The Corporation filed its original certificate of incorporation with the Secretary of State of the State of Delaware and was first incorporated on March 6, 1989, in the State of Delaware, and was incorporated in the State of Delaware immediately prior to the filing of this Certificate of Conversion to Limited Liability Company.

2. The name and type of entity of the Corporation immediately prior to the filing of this Certificate of Conversion to Limited Liability Company was:

Name	Type of Entity
HPP Hotels USA, Inc.	Corporation

3. The name of the LLC to which the Corporation shall be converted as set forth in its certificate of formation is HPP Hotels USA LLC.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion Limited Liability Company as of the date first-above written.

HPP HOTELS USA, INC.

By:	/s/ Owen Wilcox
Name: Owen Wilcox
Title: Assistant Secretary